Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

Anchor Bancorp Announces Write Down of Deferred Tax Asset

Lacey, WA ( January 10, 2018) - Anchor Bancorp (NASDAQ - ANCB)("Anchor"), the holding company for Anchor Bank, today announced that as a result of the Tax Cuts and Job Act enacted December 22, 2017, it will be required to revalue its deferred tax assets and  tax liabilities to account for the future impact of lower corporate tax rates.
Based on its preliminary analysis, Anchor expects to record a one-time net tax charge in an estimated amount of between $2 million and $3 million, primarily related to the revaluation of these deferred tax items. Under this methodology, the estimated second quarter earnings reduction in net income  would be approximately ($.82) to ($1.23) per diluted share and the estimated tangible book value reduction would be approximately ($.80) to ($1.20) per share based on second quarter weighted average diluted shares of approximately 2,429,352 shares at December 31, 2017.

This increase in income tax expense will be in addition to the normal provision for income tax related to pre-tax net operating income. Anchor has not completed its determination of the valuation adjustments related to these items, and the ultimate amount of the actual net tax charge and deferred tax asset write down will be based upon a number of factors, including completion of Anchor's consolidated financial statements as of and for the year ended June 30, 2018 and completion of Anchor's 2017 tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recognized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Anchor cautions that the estimates presented in this press release are preliminary and subject to change. These preliminary estimates of the impact of tax reform on Anchor should not be viewed as a substitute for full financial statements prepared in accordance with U.S. generally accepted accounting principles, and are not necessarily indicative of the results to be expected for any future periods. The estimates have been prepared by management and Anchor's independent auditors have not completed their review of such information.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and Anchor undertakes no obligation to update any such statements. Anchor will provide additional discussion and analysis and other important information about its second quarter 2017 financial results and condition when it reports actual results.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. Anchor's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit Anchor's web site www.anchornetbank.com.
Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:  (1) the risk that tax charges may be greater than currently anticipated, (2) the risk that rules affecting revaluing deferred tax assets and liabilities may change, (3) the risk that future changes to tax rates may adversely affect the value of Anchor's deferred tax assets and liabilities, (4) the risk that Anchor may not be able to realize the value of deferred tax assets which depend on sufficient net income in the future, and (5) the risk that costs associated with the tax reform legislation may be greater than expected.

Anchor Bancorp
January 10, 2018

Other important factors are the expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; the Agreement and Plan of Merger ("Merger Agreement") with Washington Federal, Inc. may be terminated in accordance with its terms, and the merger may not be completed; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in Anchor's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and Anchor's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect Anchor's operations and stock price performance.